Exhibit 99.1

MEDCATH CONTACTS:
John T. Casey	Charles Staton
Chairman and Chief Executive Officer	President and Chief Operating Officer
(704) 708-6600	(704) 708-6600
FOR IMMEDIATE RELEASE
MedCath Promotes Charles Slaton to Chief Executive Officer
John Casey Remains Chairman; Search begins for Chief Operating Officer
     CHARLOTTE, N.C. — August 1, 2005 — The board of directors of MedCath Corporation (Nasdaq: MDTH), a national provider of cardiovascular services, today announced that, effective October 1, 2005, President and Chief Operating Officer Charles R. Slaton will become Chief Executive Officer. John T. Casey, who has served as Chief Executive Officer since September 2003, will remain Chairman of the Company.
     “I am excited about this opportunity to guide MedCath through its next phase of growth,” Slaton said. “John will continue to be involved by assisting in developing MedCath’s strategic initiatives as well as supporting our business development efforts.”
     “This change marks a natural succession in the Company’s leadership,” Casey said. “I am very confident in MedCath’s future under his guidance. Charlie and I came to MedCath just over two years ago and I look forward to continuing our work under this new arrangement.”
     The board of directors immediately will begin the search process for a new Chief Operating Officer.
     Slaton joined MedCath as Executive Vice President and Chief Operating Officer in October 2003, one month after Casey became CEO. Slaton was later promoted to President while remaining Chief Operating Officer. Before joining MedCath, he served as senior vice president of Tenet Healthcare in Dallas, with financial and operational responsibilities for 15 acute and rehabilitation hospitals located throughout Texas. Also at Tenet, Slaton headed operations for the company’s Central States Region where he had profit and loss responsibilities for 20 hospitals. He also served as CEO for St. Francis Hospital in Memphis where, in just four years, hospital market share grew substantially.
     Under Casey and Slaton’s guidance, MedCath transformed its core strategy from one focused on developing new hospitals exclusively with physician groups to one that includes partnering with existing community hospital networks along with physician groups to improve cardiovascular care in their communities.

     “The board recognized Charlie’s integral role in developing and implementing our new strategy, as well as the steps he has taken since he joined MedCath to improve the operating culture of the Company,” Casey said.
     Casey brought a 30-year career in healthcare services to MedCath when he joined the company’s board of directors in 2000. After three years on MedCath’s board, Casey was named President and CEO in September 2003, later adding the Chairman position.
     MedCath Corporation, headquartered in Charlotte, N.C., develops, owns and operates hospitals in partnership with physicians, most of whom are cardiologists and cardiovascular surgeons. While each of its hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and operates 12 hospitals with a total of 727 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota and Texas. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories. MedCath also provides consulting and management services tailored to cardiologists and cardiovascular surgeons.
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